Exhibit 99.1

FOR IMMEDIATE RELEASE
September 21, 2005
Investor Relations contact:
Mark Barnett 614-677-5331 barnetj5@nationwide.com
Media contact:
Jeff Botti 614-249-6339 bottij@nationwide.com

Nationwide Financial Prices $200 Million Debt Offering

Columbus, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS) today announced that it has priced and will issue in a public offering $200 million of senior notes at an interest rate of 5.10% per year, due October 1, 2015. Nationwide Financial intends to use the net proceeds from this offering for the redemption of all of the outstanding 7.10% Trust Preferred Securities of Nationwide Financial Services Capital Trust II, which are due in 2028. The redemption is scheduled to take place on September 28, 2005.

Wachovia Securities is the lead manager for the offering, which is expected to close on September 26, 2005. Interested parties may obtain a written prospectus relating to the senior notes from Will Cunningham, Wachovia Capital Markets, LLC, 8739 Research Drive, Charlotte, North Carolina, 28262-8537.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

Nationwide Financial, a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers investi and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers.

Nationwide Financial is part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked in the top 100 on the Fortune 500 based on 2004 revenue.ii For more information, visit www.nationwide.com.

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[i]	Nationwide Investment Services Corporation, member NASD. In MI only: Nationwide Investment Svcs. Corporation.

ii	Fortune Magazine, April 2005.

Investments Retirement Insurance	www.nationwide.com	One Nationwide Plaza Columbus, OH 43215-2220